Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 David L. Urban (Investors) (414) 524-2838 Paul Mason (Media) (414) 524-6114	October 27, 2011

Johnson Controls Reports Double-Digit Sales and Earnings Increases in 2011 Fourth Quarter; Affirms Forecast for 19-25% Earnings Growth for Fiscal 2012

MILWAUKEE, October 27, 2011 . . . Johnson Controls, Inc (NYSE: JCI), a global diversified company in the buildings and automotive industries, today reported record net sales and income in its fiscal 2011 fourth quarter, consistent with its October 12, 2011 earnings pre-announcement.

Highlights for the company’s fourth quarter of 2011 include:

■	Net sales of $10.8 billion vs. $9.0 billion in Q4 2010, up 19%

■	Income from business segments of $719 million compared with $604 million a year ago

■	Net income of $538 million vs. $449 million in Q4 2010

■	Diluted earnings per share of $0.78 vs. $0.66 last year

Excluding non-recurring items, results were:

■	Income from business segments of $725 million compared with $586 million a year ago

■	Net income of $514 million vs. $409 million in Q4 2010

■	Diluted earnings per share of $0.75 vs. $0.60 last year, up 25%

Both the 2011 and 2010 fourth quarters included non-recurring items that are detailed in the Footnotes of the accompanying financial statements. Johnson Controls said it believes that using the adjusted numbers provide a more meaningful comparison of its underlying operating performance.

“We are pleased to report another quarter of record sales and earnings. All of our businesses grew at a double-digit pace as they have throughout fiscal 2011. Across the company, we continued to gain significant market share in our industries as a result of our growth investments and unique strategic positioning,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer.

Business results (excluding items, see Footnotes)

Automotive Experience

Automotive Experience sales in the quarter increased 24% to $5.1 billion versus $4.1 billion last year due to higher global production volumes, incremental volume from recent acquisitions, new program launches and a favorable foreign currency impact. North American revenues increased 7% to $1.9 billion from $1.8 billion last year, approximately equal to the increase in industry vehicle production levels. European sales were significantly higher than the 2010 fourth quarter at $2.6 billion due to higher production volumes and the impact of acquisitions. Excluding the acquisitions, revenue growth in Europe totaled 26%, compared with an industry production increase of 5%, led by higher volumes for BMW, Renault/PSA, and Volkswagen. In Asia, sales increased 15% to $650 million from $563 million in 2010 due to higher demand in Korea. China revenues, which are mostly generated through unconsolidated joint ventures, rose 20% to $1.1 billion, compared to an 8% increased in auto production in the quarter. The company said its automotive joint ventures in China generated more than $4.0 billion in revenues in fiscal 2011.

Johnson Controls recently announced that its 2012 – 2014 backlog of net new business increased to $4.2 billion, compared with a backlog of $4.0 billion for 2011 – 2013.

Automotive Experience segment income totaled $234 million in the current quarter, up 81% compared with $129 million last year, as a result of the higher volumes and improved profitability in Europe and at its Chinese joint ventures. European segment income was $74 million compared with a loss in the 2010 quarter, while segment income in Asia more than doubled year-over-year. North America segment income was down 16% due to higher engineering expenses and production launch costs associated with the opening of a new metals component facility.

Power Solutions

Power Solutions sales in the fourth quarter of 2011 increased 19% to $1.6 billion from $1.3 billion last year, reflecting higher volumes in Europe and Asia as well as higher lead prices, which are passed along to customers. Excluding the lead impact, sales rose 12% versus the same period last year. Aftermarket unit shipments increased 4%. Higher global automotive production resulted in a 2% increase in original equipment battery shipments worldwide.

Power Solutions segment income was $213 million, up 17% versus $182 million in the fourth quarter of 2010 as a result of the higher volumes, a favorable product mix and the benefits of increased vertical integration.

In the fourth quarter, the company said it would invest $100 million to build AGM battery capacity associated with start-stop vehicle production in China. The plant is expected to launch production in early 2013. Also in the fourth quarter, Johnson Controls acquired the share of its hybrid battery joint venture partner for approximately $145 million in cash and announced four new lithium-ion battery supply contracts with Azure Dynamics, Geely, Land Rover, and Odyne.

Building Efficiency

Building Efficiency sales in the 2011 fourth quarter were $4.1 billion, up 14% compared with last year. All five segments of Building Efficiency increased revenues versus the prior year, led by Global Workplace Solutions (up 24%) and Asia (up 17%). Market share gains led to a 19% increase in shipments of small and large tonnage chillers globally, reflecting growth in all geographic regions, with double-digit increases in North America and Asia. Fourth quarter backlog increased 8% to a record $5.1 billion versus $4.7 billion in the year-ago quarter, with the largest gains in Asia and Latin America. Orders were level with last year as an 18% increase in Asia was offset by lower orders in the Middle East and North America Service. The company noted that in the 2010 quarter, Middle East orders included the company’s largest-ever contract for HVAC equipment.

Segment income of $278 million was up 1% compared with last year as double-digit improvements in North America Systems (+13%), Asia (+27%) and in the Middle East (“Other” segment +34%) were offset by lower segment income in North America Service and Global Workplace Solutions. The lower North America Service results are related to Solutions contract reserves, acquisition-related costs and investments in infrastructure. Global Workplace Solutions profitability was impacted by costs associated with recent contract launches, which totaled approximately $1 billion in fiscal 2011. Excluding the Global Workplace Solutions business, segment margin in the quarter was 9.3%.

In October, Johnson Controls introduced the Panoptix solution, an industry-first next-generation building efficiency system. The Panoptix solution integrates multiple systems and activities across building portfolios, resulting in enhanced performance and greater operational efficiencies.

Full-year results (excluding items)

For the 2011 fiscal year, Johnson Controls sales increased 19% to $40.8 billion compared with $34.3 billion in 2010. Income from business segments increased to $2.4 billion from $1.9 billion the prior year. Net income increased 22% percent to $1.7 billion from $1.4 billion in 2010. Further details of the fiscal 2011 financial results are included in the Consolidated Statements of Income.

2012 Outlook

Johnson Controls today affirmed the 2012 financial guidance it issued on October 12, 2011. Johnson Controls anticipates a sales increase of 8%, to approximately $44.2 billion. The 2012 expectations are the result of modestly higher global automotive production levels, growth across the businesses in emerging markets as well as market share gains. Earnings are forecast to increase to approximately $2.85 - $3.00 per diluted share. Sales, earnings and margin improvements are expected in all three of its businesses in 2012.

“We are optimistic as we begin fiscal 2012. We have good momentum resulting from the strong backlogs in our automotive and buildings businesses, our market leadership position in new battery technologies and continued growth opportunities in emerging geographic markets,” said Mr. Roell. “Our long-term objective is to profitably grow faster than our underlying industries and we will make record levels of investment in 2012 to support that goal. We have the strategies and processes in place to improve our profitability. With the support of our customers and employees around the world, I am confident that 2012 will be another record year for Johnson Controls.”

About Johnson Controls

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. The company’s 154,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Johnson Controls’ commitment to sustainability dates back to its roots in 1885, with the invention of the first electric room thermostat. Through its growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2011, Corporate Responsibility Magazine recognized Johnson Controls as the #1 company in its annual “100 Best Corporate Citizens” list. www.johnsoncontrols.com.

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Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2012 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 23, 2010) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

October 27, 2011

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2011	2010
Net sales	$10,788	$9,040
Cost of sales	9,056	7,549

Gross profit	1,732	1,491
Selling, general and administrative expenses	(1,128)	(985)
Net financing charges	(50)	(53)
Equity income	115	98

Income before income taxes	669	551
Provision for income taxes	96	74

Net income	573	477
Less: income attributable to noncontrolling interests	35	28

Net income attributable to JCI	$538	$449

Diluted earnings per share	$0.78	$0.66

Diluted weighted average shares	690	683

Shares outstanding at period end	680	674

October 27, 2011

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2011	2010
Net sales	$40,833	$34,305
Cost of sales	34,663	29,016

Gross profit	6,170	5,289
Selling, general and administrative expenses	(4,183)	(3,610)
Net financing charges	(174)	(170)
Equity income	298	254

Income before income taxes	2,111	1,763
Provision for income taxes	370	197

Net income	1,741	1,566
Less: income attributable to noncontrolling interests	117	75

Net income attributable to JCI	$1,624	$1,491

Diluted earnings per share	$2.36	$2.19

Diluted weighted average shares	690	683

Shares outstanding at period end	680	674

October 27, 2011

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions; unaudited)

	September 30, 2011	September 30, 2010
ASSETS
Cash and cash equivalents	$257	$560
Accounts receivable - net	7,151	6,095
Inventories	2,316	1,786
Other current assets	2,371	2,211

Current assets	12,095	10,652
Property, plant and equipment - net	5,616	4,096
Goodwill	6,961	6,501
Other intangible assets - net	934	741
Investments in partially-owned affiliates	811	728
Other noncurrent assets	3,305	3,025

Total assets	$29,722	$25,743

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$610	$737
Accounts payable and accrued expenses	7,474	6,548
Other current liabilities	2,713	2,625

Current liabilities	10,797	9,910
Long-term debt	4,536	2,652
Other noncurrent liabilities	2,925	2,808
Redeemable noncontrolling interests	260	196
Shareholders’ equity attributable to JCI	11,066	10,071
Noncontrolling interests	138	106

Total liabilities and equity	$29,722	$25,743

October 27, 2011

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended September 30,
	2011	2010
Operating Activities
Net income attributable to JCI	$538	$449
Income attributable to noncontrolling interests	35	28

Net income	573	477
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	184	167
Equity in earnings of partially-owned affiliates, net of dividends received	65	43
Deferred income taxes	(49)	10
Impairment charges	—	11
Fair value adjustment of equity investment	(89)	(47)
Other	33	26
Changes in assets and liabilities, excluding acquisitions:
Accounts receivable	(305)	(390)
Inventories	45	(52)
Restructuring reserves	(11)	(39)
Accounts payable and accrued liabilities	20	(377)
Change in other assets and liabilities	121	217

Cash provided by operating activities	587	46

Investing Activities
Capital expenditures	(425)	(251)
Sale of property, plant and equipment	18	13
Acquisition of businesses, net of cash acquired	(139)	(29)
Other - net	(12)	(26)

Cash used by investing activities	(558)	(293)

Financing Activities
Increase (decrease) in short and long-term debt - net	11	(12)
Payment of cash dividends	(109)	(88)
Other - net	(20)	6

Cash used by financing activities	(118)	(94)

Effect of exchange rate changes on cash and cash equivalents	11	(7)

Decrease in cash and cash equivalents	$(78)	$(348)

October 27, 2011

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Twelve Months Ended September 30,
	2011	2010
Operating Activities
Net income attributable to JCI	$1,624	$1,491
Income attributable to noncontrolling interests	117	75

Net income	1,741	1,566
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	731	691
Equity in earnings of partially-owned affiliates, net of dividends received	(15)	5
Deferred income taxes	(144)	(85)
Impairment charges	—	41
Fair value adjustment of equity investment	(89)	(47)
Other	96	85
Changes in assets and liabilities, excluding acquisitions:
Accounts receivable	(721)	(608)
Inventories	(387)	(260)
Restructuring reserves	(94)	(195)
Accounts payable and accrued liabilities	(55)	218
Change in other assets and liabilities	13	27

Cash provided by operating activities	1,076	1,438

Investing Activities
Capital expenditures	(1,325)	(777)
Sale of property, plant and equipment	54	47
Acquisition of businesses, net of cash acquired	(1,226)	(61)
Other - net	(140)	(101)

Cash used by investing activities	(2,637)	(892)

Financing Activities
Increase (decrease) in short and long-term debt - net	1,575	(586)
Payment of cash dividends	(413)	(339)
Other - net	77	30

Cash provided (used) by financing activities	1,239	(895)

Effect of exchange rate changes on cash and cash equivalents	19	148

Decrease in cash and cash equivalents	$(303)	$(201)

October 27, 2011

FOOTNOTES

1. Business Unit Summary

(in millions)	Three Months Ended September 30, (unaudited)					Twelve Months Ended September 30, (unaudited)
	2011		2010		%	2011	2010	%
Net Sales
Building efficiency	$4,088		$3,594		14%	$14,893	$12,802	16%
Automotive experience	5,138		4,128		24%	20,065	16,610	21%
Power solutions	1,562		1,318		19%	5,875	4,893	20%

Net Sales	$10,788		$9,040			$40,833	$34,305

Segment Income (2)
Building efficiency	$238		$275		-13%	$716	$673	6%
Automotive experience	231		110		*	761	591	29%
Power solutions	250		219		14%	808	669	21%

Segment Income	$719	(1)	$604	(1)		$2,285	$1,933

Net financing charges	(50)		(53)			(174)	(170)

Income before income taxes	$669		$551			$2,111	$1,763

Net Sales
Products and systems	$8,516		$7,088		20%	$32,420	$27,204	19%
Services	2,272		1,952		16%	8,413	7,101	18%

	$10,788		$9,040			$40,833	$34,305

Cost of Sales
Products and systems	$7,176		$5,972		20%	$27,631	$23,226	19%
Services	1,880		1,577		19%	7,032	5,790	21%

	$9,056		$7,549			$34,663	$29,016

*	metric not meaningful

(1)	These fourth quarter reported numbers include a ($0.01) per share segment income effect of non-recurring items and net tax adjustments including net valuation allowance releases in income taxes of $0.04 per share. The pre-tax non-recurring items are reported in the segments as follows:

	Automotive Experience		Building Efficiency		Power Solutions		Consolidated JCI
	2011	2010	2011	2010	2011	2010	2011	2010
Segment income, as reported	$231	$110	$238	$275	$250	$219	$719	$604
Non-recurring items:
Impairment charges	—	11	—	—	—	—	—	11
Restructuring charges	3	—	40	—	—	—	43	—
Equity affiliate (gains) losses	—	8	—	—	(37)	(37)	(37)	(29)

Segment income, excluding one-time items	$234	$129	$278	$275	$213	$182	$725	$586

(2)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges.

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Acquisitions

In the fourth quarter of fiscal 2011, the Company acquired the remaining 49 percent of its lithium-ion automotive battery joint venture. The Company paid approximately $145 million (excluding cash acquired of $11 million) for the remaining ownership percentage.

In the third quarter of fiscal 2011, the Company completed its acquisition of Keiper and Recaro Automotive, a leader in recliner system technology with engineering and manufacturing expertise in metals and mechanisms for automobile seats, based in Kaiserslautern, Germany. The Company paid approximately $496 million (excluding cash acquired of $46 million).

In the second quarter of fiscal 2011, the Company acquired the C. Rob. Hammerstein Group, a leading global supplier of high-quality metal seat structures, components and mechanisms based in Solingen, Germany. The Company paid approximately $581 million (excluding cash acquired of $52 million).

As a result of acquisitions, in the second and third quarter of fiscal 2011 the Company recorded non-recurring acquisition and related costs of $36 million and $29 million, respectively.

In July of fiscal 2010, the Company acquired an additional 40 percent of a Korean joint venture. The acquisition increased the Company’s ownership percentage to 90 percent. The Company paid approximately $86 million (excluding cash acquired of $57 million).

October 27, 2011

3. Debt and Financing Arrangements

In the second quarter of fiscal 2011, the Company replaced its $2.05 billion committed five-year credit facility, scheduled to mature in December 2011, with a $2.50 billion committed four-year credit facility scheduled to mature in February 2015. The facility is used to support the Company’s outstanding commercial paper.

Also in the second quarter of fiscal 2011, the Company issued $350 million aggregate principal amount of floating rate senior unsecured notes due in fiscal 2014, $450 million aggregate principal amount of 1.75% senior unsecured fixed rate notes due in fiscal 2014, $500 million aggregate principal amount of 4.25% senior unsecured fixed rate notes due in fiscal 2021 and $300 million aggregate principal amount of 5.70% senior unsecured fixed rate notes due in fiscal 2041. Net proceeds of $1.6 billion from the issue were used for general corporate purposes including the retirement of short-term debt.

4. Income Taxes

The Company’s effective tax rate before consideration of discrete tax items for the fourth quarter and year ending September 30, 2011 is 19.0 percent as compared to 18.0 percent for the fourth quarter and year ending September 30, 2010. The effective tax rate inclusive of discrete tax items for the fourth quarter and year ending September 30, 2011 is 14.3 percent and 17.5 percent, respectively. The impact of a net valuation allowance release is $0.04 per share in the fourth quarter of fiscal 2011.

5. Earnings per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Income Available to Common Shareholders
Basic income available to common shareholders	$538	$449	$1,624	$1,491
Interest expense, net of tax	1	1	3	5

Diluted income available to common shareholders	$539	$450	$1,627	$1,496

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	679.5	673.0	677.7	672.0
Effect of dilutive securities:
Stock options	6.8	5.5	8.1	5.9
Convertible senior notes	—	—	—	0.1
Equity units	3.7	4.5	4.1	4.5

Diluted weighted average shares outstanding	690.0	683.0	689.9	682.5